Exhibit 4.1

NEITHER THE OFFER NOR THE SALE OF THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

CADIZ INC.

COMMON STOCK PURCHASE WARRANT

(the ”Warrant”)

Warrant Shares: 1,000,000	Initial Exercise Date: March 6, 2024

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, HHC $ Fund 2012, or its assigns (the “Holder”) is entitled, upon the terms and the conditions hereinafter set forth, at any time on or after March 6, 2024 (the “Initial Exercise Date”) and on or prior to the close of business at 5:00 p.m. (New York City time) on June 30, 2027 (the “Termination Date) but not thereafter, to subscribe for and purchase from CADIZ INC., a Delaware corporation (the “Company”), up to 1,000,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.01 per share (“Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Third Amendment to Credit Agreement and First Amendment to Security Agreement (the “Credit Agreement”), dated March 6, 2024, among the Company and the Holder, pursuant to which, among other matters, the Company obtained from the Holder a convertible loan in the total principal amount of $20,000,000.

2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (“Notice of Exercise”). Within the earlier of (i) two (2) trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined in Section 2(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) trading days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $5.00, subject to adjustment hereunder (the “Exercise Price”).

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. Subject to the requirements of applicable law, the Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder pursuant to Rule 144 and otherwise by physical delivery of a certificate or a notice of issuance of uncertificated shares if applicable, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) the earlier of (A) three (3) trading days after the delivery to the Company of the Notice of Exercise and (B) one (1) trading day after delivery of the aggregate Exercise Price to the Company and (ii) the number of trading days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) three (3) trading days and (ii) the number of trading days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(c)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(v) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Stamp Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any stamp tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which stamp taxes and other incidental expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any taxes incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vii) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustments to Exercise Price for Diluting Issues

(i) Special Definitions. For purposes of this Section 3(b), the following definitions shall apply:

(A) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(b)(iii) below, deemed to be issued) by the Company after the Initial Exercise Date; provided, however, shall exclude shares of Common Stock or Common Stock Equivalents issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3(a) and Section 3(b) herein; provided, further, shall exclude any Exempted Issuances.

(B) “Aggregate Exercise Amount” shall mean, as of any specific time, the Exercise Price as of such time multiplied by the total number of Warrant Shares which may be purchased upon exercise of this Warrant as of such time (without taking into account any exercise limitation under Section 2(e) or otherwise).

(C) “Common Stock Equivalents” means any securities, instrument or contract which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(ii) No Adjustment of Exercise Price. No adjustment in the Exercise Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Holder agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(A) If the Company at any time or from time to time after the Initial Exercise Date shall issue any Common Stock Equivalents or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Common Stock Equivalents, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Common Stock Equivalents, the issuance of which resulted in an adjustment to the Exercise Price pursuant to the terms of Section 3(b)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Common Stock Equivalents) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Common Stock Equivalents or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Exercise Price computed upon the original issue of such Common Stock Equivalents (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Exercise Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Common Stock Equivalents. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Exercise Price to an amount which exceeds the lower of (i) the Exercise Price in effect immediately prior to the original adjustment made as a result of the issuance of such Common Stock Equivalents, or (ii) the Exercise Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Common Stock Equivalents) between the original adjustment date and such readjustment date

(C) If the terms of any Common Stock Equivalents, the issuance of which did not result in an adjustment to the Exercise Price pursuant to the terms of Section 3(b)(iv) (either because the consideration per share (determined pursuant to Section 3(b)(v) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Exercise Price then in effect, or because such Common Stock Equivalents was issued before the Issue Date), are revised after the Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Common Stock Equivalents (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Common Stock Equivalents) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Common Stock Equivalents or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Common Stock Equivalents, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised, unconverted or unexchanged Common Stock Equivalents (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(b)(iv), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Common Stock Equivalents (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Common Stock Equivalents are issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Exercise Price provided for in this Section 3(b)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 3(b)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Common Stock Equivalents, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Common Stock Equivalents are issued or amended, any adjustment to the Exercise Price that would result under the terms of this Section 3(b)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Exercise Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Exercise Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Initial Exercise Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(b)(iii), without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or deemed issuance, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula and consequently the number of Warrant Shares issuable hereunder shall be increased such that the Aggregate Exercise Amount hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the Aggregate Exercise Amount prior to such adjustment:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Exercise Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

“CP1” shall mean the Exercise Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange of Common Stock Equivalents outstanding immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Adjustment Upon Reclassifications, Reorganizations, Consolidations, Mergers or Dispositions of Assets. In the event of any capital reorganization of the Company, any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, stock-split, reverse stock-split or combination of shares), any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock) or sale, transfer or other disposition of all or substantially all of the Company’s property, assets or business to another Person, each Warrant shall after such reorganization, reclassification, consolidation, merger or disposition of assets be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or disposition of assets, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger or disposition of assets) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger or disposition of assets (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of Section 3 hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant. The Company shall not effect any such reorganization, reclassification, consolidation, merger or disposition of assets unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or disposition of assets, shall assume, by written instrument, (i) the obligation to deliver to the Holder of the Warrant such shares of stock, securities or assets, which, in accordance with the foregoing provisions of this Section 3(b)(v), the Holders shall be entitled to receive upon such conversion and (ii) the obligations of the Company pursuant to the provisions of the Registration Rights Agreement covering the registration of the Warrant Shares. The provisions of this Section 3(b)(v) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or dispositions of assets.

(vi) Determination of Consideration. For purposes of this Section 3, the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall (x) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (y) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and (z) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (x) and (y) above, as determined in good faith by the Board of Directors of the Company; provided, however, the Holder may promptly object to either such determination by the Board of Directors and the fair market value shall be determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(B) Common Stock Equivalents. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(b)(iii)(C) relating to Common Stock Equivalents, shall be determined by dividing: (y) the total amount, if any, received or receivable by the Company as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents, by (z) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents.

(c) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously publicly disseminate such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(e) Other Anti-Dilution Provisions. If the Company issues any securities of the Company to a financial institution, lender, other credit provider, leasing company or other lessor in connection with the provisions of any financing or lending agreements, containing provisions (including, without limitation, anti-dilution and registration rights) which are more favorable than those set forth herein, the Company will make such provisions (or any more favorable portion thereof) available to the Holder and will enter into amendments necessary to confer such rights on the Holder.

4. Dilution Adjustment.

(a) Dividend Adjustment. In the event that any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the Holder, as of the record date established by the Board of Directors of the Company for such dividend or distribution on the Common Stock, shall be entitled to receive a fee (the “Dilution Adjustment”) in an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such Holder would have received had the Warrant been exercised as of the date immediately prior to the record date for such dividend or distribution, such Dilution Adjustment to be payable on the same payment date established by the Board of Directors of the Company for the payment of such dividend or distribution; provided, however, that if the Company declares and pays a dividend or distribution on the Common Stock consisting in whole or in part of Common Stock, then no such Dilution Adjustment shall be payable in respect of the Warrant on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the applicable adjustment in Section 3(a) hereof shall apply. The record date for any such Dilution Adjustment shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Dilution Adjustment shall be payable to the Persons in whose name the Warrant is registered at the close of business on the applicable record date.

(b) No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment was made pursuant to Section 3(a) hereof), unless the Dilution Adjustment, payable in the same consideration and manner, is simultaneously paid or provided for, as the case may be, in respect of this Warrant in an amount determined as set forth in this Section 4. For purposes of this Warrant, the term “dividends” shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options and/or securities in connection with a spin-off of the Company) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings other than liquidation.

(c) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as the Dilution Adjustment in respect of the Warrant.

5. Transfer of Warrant.

(a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 5(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) trading days of the date the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 5(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Transfer Restrictions. This Warrant may only be disposed of in compliance with state and federal securities laws. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, (A) the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale pursuant to Rule 144 and (B) the transfer is not made to the Company or an affiliate of the Holder, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Warrant under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and any registration right agreement applicable to the transferred Warrant and shall have the rights and obligations of the Holder thereunder.

(e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

6. Miscellaneous.

(a) No Rights as Stockholder Until Exercise; Limitation of Liability. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3 or Section 4. No provision hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Shares other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity and/or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.

(i) The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(f) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(g) Governing Law. This Warrant shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

(h) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter hereof may not be enforced in or by such court.

(i) Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(j) Notices. All notices or other communications required or permitted hereunder shall be governed by Section 9.2 of the Credit Agreement.

(k) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(l) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(m) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(n) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(o) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(p) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(q) Counterparts. This Warrant may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CADIZ INC.

By:	/s/ Stanley E. Speer
Name:	Stanley E. Speer
Title:	Chief Financial Officer

Agreed and accepted:

HHC $ FUND 2012

By:	/s/ Peter H. Heerema
Name:	Peter H. Heerema
Title:	Authorized Signatory

NOTICE OF EXERCISE

To: CADIZ INC.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

(3) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _________________________________________________

Signature of Authorized Signatory of Investing Entity: ___________________________

Name of Authorized Signatory: _____________________________________________

Title of Authorized Signatory: ______________________________________________

Date: _______________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
Phone Number: Email Address:	(Please Print) ______________________________________ ______________________________________
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

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